Exhibit 99.1
SunCoke Energy Partners, L.P.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

	(Dollars and units in millions, except per unit amounts)
Revenues
Sales and other operating revenue	$243.8	$224.1	$721.1	$667.5
Costs and operating expenses
Cost of products sold and operating expenses	180.6	162.2	544.9	484.3
Selling, general and administrative expenses	6.6	7.8	27.8	24.7
Depreciation and amortization expense	25.8	23.1	82.2	64.8
Long-lived asset and goodwill impairment	247.4	—	247.4	—
Total costs and operating expenses	460.4	193.1	902.3	573.8
Operating (loss) income	(216.6)	31.0	(181.2)	93.7
Interest expense, net	14.3	14.9	43.3	44.9
Gain on extinguishment of debt, net	(1.9)	—	(1.9)	—
(Loss) income before income tax expense (benefit)	(229.0)	16.1	(222.6)	48.8
Income tax expense (benefit)	1.5	0.4	(87.8)	1.0
Net (loss) income	(230.5)	15.7	(134.8)	47.8
Less: Net income attributable to noncontrolling interests	0.5	0.4	3.0	1.5
Net (loss) income attributable to SunCoke Energy Partners, L.P.	$(231.0)	$15.3	$(137.8)	$46.3

General partner's interest in net (loss) income	$(4.6)	$0.4	$(2.8)	$1.0
Limited partners' interest in net (loss) income	$(226.4)	$14.9	$(135.0)	$45.3
Net income per common unit (basic and diluted)	$(4.90)	$0.32	$(2.92)	$0.98
Weighted average common units outstanding (basic and diluted)	46.2	46.2	46.2	46.2

SunCoke Energy Partners, L.P.
Consolidated Balance Sheets

	September 30, 2019	December 31, 2018
	(Unaudited)
	(Dollars in millions)
Assets
Cash	$11.7	$12.6
Receivables, net	36.6	48.8
Receivables from affiliate, net	6.9	3.1
Inventories	107.0	79.0
Other current assets	2.0	1.0
Total current assets	164.2	144.5
Properties, plants and equipment (net of accumulated depreciation of $541.1 million and $499.9 million at September 30, 2019 and December 31, 2018, respectively)	1,153.0	1,245.1
Goodwill	—	73.5
Other intangible assets, net	34.8	155.8
Deferred charges and other assets	4.7	0.2
Total assets	$1,356.7	$1,619.1
Liabilities and Equity
Accounts payable	$65.5	$68.8
Accrued liabilities	14.6	13.5
Deferred revenue	2.1	3.0
Current portion of long-term debt and financing obligation	2.9	2.8
Interest payable	14.4	3.2
Total current liabilities	99.5	91.3
Long-term debt and financing obligation	639.5	793.3
Deferred income taxes	28.0	115.7
Other deferred credits and liabilities	12.2	12.1
Total liabilities	779.2	1,012.4
Equity
Held by public:
Common units (no issued units at September 30, 2019 and issued 17,727,249 units at December 31, 2018)	—	194.1
Held by parent:
Common units (issued 46,227,148 units at September 30, 2019 and 28,499,899 units at December 31, 2018)	511.9	351.6
General partner's interest	52.5	49.3
Partners' capital attributable to SunCoke Energy Partners, L.P.	564.4	595.0
Noncontrolling interest	13.1	11.7
Total equity	577.5	606.7
Total liabilities and equity	$1,356.7	$1,619.1

SunCoke Energy Partners, L.P.
Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended September 30,
	2019	2018

	(Dollars in millions)
Cash Flows from Operating Activities:
Net (loss) income	$(134.8)	$47.8
Adjustments to reconcile net income to net cash provided by operating activities:
Long-lived asset and goodwill impairment	247.4	—
Depreciation and amortization expense	82.2	64.8
Deferred income tax expense	(87.7)	1.1
Gain on extinguishment of debt, net	(1.9)	—
Changes in working capital pertaining to operating activities:
Receivables, net	12.2	(11.0)
Receivables/payables from affiliate, net	(3.8)	5.1
Inventories	(28.0)	(2.7)
Accounts payable	0.1	30.3
Accrued liabilities	0.6	(1.4)
Deferred revenue	(0.9)	0.9
Interest payable	11.2	12.3
Other	(2.1)	0.8
Net cash provided by operating activities	94.5	148.0
Cash Flows from Investing Activities:
Capital expenditures	(46.6)	(44.4)
Other	0.2	—
Net cash used in investing activities	(46.4)	(44.4)
Cash Flows from Financing Activities:
Repayment of long-term debt	(46.6)	—
Repayment of financing obligation	(2.1)	(1.9)
Proceeds from revolving credit facility	204.5	127.2
Repayment of revolving credit facility	(309.5)	(152.2)
Distributions to unitholders (public and parent)	(37.8)	(67.2)
Distributions to noncontrolling interest (SunCoke Energy, Inc.)	(1.6)	(1.9)
Capital contributions from SunCoke	145.0	10.0
Other financing activities	(0.9)	—
Net cash used in financing activities	(49.0)	(86.0)
Net (decrease) increase in cash and cash equivalents	(0.9)	17.6
Cash and cash equivalents at beginning of period	12.6	6.6
Cash and cash equivalents at end of period	$11.7	$24.2
Supplemental Disclosure of Cash Flow Information
Interest paid, net of capitalized interest of $2.3 million and $2.2 million, respectively	$29.7	$30.1
Income taxes paid	$1.8	$2.9